Exhibit 99.1

OriginClear to Acquire Progressive Water Treatment

OriginClear signs definitive purchase agreement to acquire 100 percent of profitable Texas-based builder and service provider of water treatment solutions

OriginClear Inc. (OTC/QB: OOIL), a leading provider of water treatment solutions, today announced that it has entered into a definitive agreement to acquire 100 percent of Dallas-based Progressive Water Treatment Inc., (PWT) for preferred stock that may be converted to common stock in three annual increments beginning 12 months from closing.

Under the agreement, PWT will become a wholly owned subsidiary of OriginClear. PWT is a profitable and fast-growing designer, builder and service provider for a wide range of industrial water treatment applications. PWT has forecast that its revenues will exceed $6 million in 2015.

This marks the first transaction in OriginClear's corporate strategy to rapidly acquire leading U.S. water treatment companies primarily focused on high-margin services. Management believes this will help OriginClear strengthen its market footprint in the high-growth water treatment industry.

"We are thrilled to join the OriginClear team. We believe OriginClear's vision to build an extensive network of solution providers is going to help us grow dramatically," said Marc Stevens, PWT's President. "Together we can better reach growing market demand for exceptional water treatment solutions and services."

With this transaction underway, OriginClear intends to continue to selectively seek out other companies that focus on customer solutions, not just the sale of their proprietary products. OriginClear is targeting companies with strong management teams and profitable operations to build a national network of water treatment solution providers within a "Family of OriginClear Companies."

Acquired companies are expected to complement each other's market strategies with unique regional and technical concentrations. OriginClear has developed a database of nearly 100 U.S. companies that fit the desired high-margin, high growth profile.

"PWT's founder, Marc Stevens, has built a strong company with impressive sales growth and a dedicated team of engineers and technicians. They have a strong customer base with many repeat clients relying on them for on-going support," said Riggs Eckelberry, OriginClear's Chief Executive Officer. "We believe acquiring PWT will be a huge win for OriginClear and a key part of our strategy to build a network of water treatment companies in the U.S. We expect that our Family of OriginClear Companies will not only generate top line and bottom line growth for our investors, but will help accelerate the organic growth of our Electro Water Separation technology into new markets."

Progressive Water Inc. designs and manufactures a complete line of water treatment systems for municipal, industrial and pure water applications. The company utilizes a wide range of technologies, including chemical injection, media filters, membrane, ion exchange and SCADA technology, in turnkey systems. The company also offers a broad range of services including maintenance contracts, retrofits and replacement assistance. In addition, PWT rents equipment in contracts of varying duration. Customers are primarily served in the United States and Canada, with the company's reach extending worldwide from Japan to Argentina to the Middle East.